UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANTTO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 27, 2005

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120

(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880

(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

☐ Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 27, 2005, Becton, Dickinson and Company (“BD”) issued a press release announcing its financial results for the second fiscal quarter of fiscal year 2005. A copy of the press release is furnished as Exhibit 99.1 to this report.

The press release furnished as Exhibit 99.1 contains certain financial measures that differ from those presented in accordance with U.S. generally accepted principles (GAAP), as follows:

•	We present revenue growth rates at constant foreign exchange rates. We believe that presenting growth rates at constant foreign exchange rates allows investors to view the underlying operating results of BD and of its segments without the impact of fluctuations in foreign currency exchange rates, thereby facilitating comparisons to prior periods.

•	We present earnings per share and other financial measures (including gross profit, operating income and net income, both alone and as a percentage of revenues) after excluding the impact of significant charges. We believe that excluding such impact from these financial measures allows investors to more easily compare BD’s financial performance with prior period performance and to understand the operating results of BD without the effects of these significant charges and unusual or non-recurring items.

•	We present certain financial measures after excluding the impact of share-based compensation expense for the period, to the extent the period is being compared to a prior period where such expense was not recognized. These financial measures include adjustments for the impact of share-based compensation expense on earnings per share, cost of goods sold, gross profit, selling and administrative expense, research and development expense, operating income and income from continuing operations (both alone and as a percentage of revenues), and income taxes and effective tax rate. We believe that providing such adjusted results, excluding these expenses, allows investors to better understand BD’s comparative operating performance for the period presented.

•	We present earnings per share, income taxes, effective tax rate, and income from continuing operations (both alone and as a percentage of revenues) after excluding the effects of changes in tax laws and regulations (including without limitation, rate changes) and other events that cause the tax rate for the period being presented to vary from the Company’s expected effective tax rate for the full year. These items result in fluctuations in our earnings per share and other financial measures from period to period that are unrelated to BD’s underlying operating performance. Accordingly, we believe that providing the impact of such effects allows investors to better understand BD’s comparative operating performance for the period presented.

        BD’s management uses each of these non-GAAP measures in its own evaluation of BD’s performance, particularly when comparing performance to past periods. Management also uses the non-GAAP results for budget planning purposes on a quarterly and annual basis.

        Non-GAAP results should not be considered in isolation and are not in accordance with, or a substitute for, GAAP results. Our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures. Although BD’s management believes non-GAAP results are useful in evaluating the performance of its business, its reliance on these measures is limited since items excluded from such measures may have a material impact on the Company’s net income, net income per share, or cash flows calculated in accordance with GAAP. Therefore, management typically uses non-GAAP results in conjunction with GAAP results to address these limitations. Investors should also consider these limitations when evaluating BD’s results.

        BD provides non-GAAP measures to investors on a supplemental basis, as they provide additional insight into BD’s financial results. Management believes the non-GAAP results provide a reasonable measure of BD’s underlying performance before the effects of items that are considered by management to be outside of BD’s underlying operational results or that affect period to period comparability.

ITEM 8.01 OTHER EVENTS.

        On April 15, 2005, the United States District Court, Northern District of Texas, entered an order dismissing without prejudice the proposed qui tam action against BD under the Federal False Claims Act.

        On April 21, 2005, a suit was brought by Dynovation Medical, Inc. (“Dynovation”) against BD (Dynovation Medical, Inc., et al v. Becton Dickinson and Company, Civil Action No. 505CV73, United States District Court, Eastern District of Texas). The plaintiffs assert, amount other things, that BD materially breached its license agreement with Dynovation relating to BD’s Insyte Autoguard IVTM catheter product, and that BD’s safety blood collection sets infringe certain Dynovation patents. Plaintiffs seek monetary damages and injunctive relief. BD believes that these allegations are without merit and intends to vigorously defend this lawsuit.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

Exhibit	99.1 Press release dated April 27, 2005, which is furnished pursuant to Item 2.02.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY (Registrant)

By: /s/ Dean J. Paranicas
Dean J. Paranicas Vice President, Corporate Secretary and Public Policy

Date: April 27, 2005

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibits
99.1	Press release dated April 27, 2005, which is furnished pursuant to Item 2.02.